Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 6, 2011,  relating to the consolidated financial statements and financial statement schedule of Multiband Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph related to certain contractual relationships between the Company and DirecTECH Holding Company, Inc., which preceded a business combination occurring on January 2, 2009), and which appears on Pages F-2 and F-47 of the annual report on Form 10-K of Multiband Corporation for the year ended December 31, 2010.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
October 11, 2011